Exhibit 99(a)(1)(A)(2)

SUPPLEMENT DATED DECEMBER 15, 2022

TO THE OFFER TO PURCHASE DATED NOVEMBER 23, 2022

IDR Core Property Index Fund Ltd. Has Amended its Offer to Purchase

and Is Now Offering to Purchase Up to 23,495 Shares of its Class A Common Stock

at a Purchase Price Equal to the Company’s Net Asset Value Per Share

as of September 30, 2022

THE OFFER HAS BEEN EXTENDED AND WILL NOW EXPIRE AT 11:59 PM, EASTERN TIME,

ON December 30, 2022 UNLESS THE OFFER IS FURTHER EXTENDED OR WITHDRAWN.

On November 23, 2022, IDR Core Property Index Fund Ltd., an externally managed, non-diversified, closed-end management investment company incorporated in Maryland (the “Company,” “our,” “we,” or “us”), distributed documentation relating to its offer to purchase for cash up to 117,477 of its issued and outstanding Class A common stock, par value $0.001 per share, representing 5% of the Company’s outstanding shares, at a purchase price of $12.5718 per share (“Shares”), upon the terms and subject to the conditions described in the Offer to Purchase dated November 23, 2022 (the “Original Offer to Purchase”) and in the Letter of Transmittal. By this supplement to the Original Offer to Purchase (the “Supplement,” and together with the Original Offer to Purchase as amended by the Supplement, the “Offer to Purchase”), and the Amended Letter of Transmittal (the “Amended Letter of Transmittal”), we are amending and supplementing the Original Offer to Purchase. The Offer to Purchase and the Amended Letter of Transmittal, as each may be further amended or supplemented from time to time, together constitute the “Offer.” The Offer was originally scheduled to expire at 11:59 PM, Eastern Time, on December 22, 2022. We have, pursuant to the terms hereof, (i) decreased the number of Shares that we are offering to purchase from 117,477 to 23,495 Shares, and (ii) extended the expiration of the Offer to 11:59 PM, Eastern Time, on December 30, 2022.

The Offer is for cash at a price of $12.5718 per Share, the net asset value per Share (“NAV per Share”) as of September 30, 2022, which includes the issuance of the distribution to shareholders on October 3, 2022 (the “Purchase Price”).

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTIONS 1 AND 3 BELOW.

IF YOU DO NOT WISH TO TENDER YOUR SHARES, YOU NEED NOT TAKE ANY ACTION.

The date of this Supplement to the Offer to Purchase is December 15, 2022.

The Offer does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstance or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Offer materials shall not under any circumstances create any implication that the information contained therein is current as of any time subsequent to the date of such information.

AMENDMENTS TO SUMMARY TERM SHEET

The Summary Term Sheet in the Original Offer to Purchase is hereby amended and supplemented as follows:

What is the Offer?

•	We are offering to purchase up to 23,495 Shares, representing 1% of our outstanding Shares, at $12.5718 per Share. The number of Shares purchased pursuant to this Offer is based on the NAV per Share as of September 30, 2022 of $12.5718 per Share. At the discretion of the Company’s Board of Directors (the “Board”), the Company may use cash on hand, cash available from borrowings and cash from the sale of investments as of the end of the applicable period to repurchase shares.

Why did the Company decrease the number of Shares it is offering to purchase, and extend the expiration time?

•	IDR Core Property Index Fund Ltd. is amending the Offer as a result of an intra-quarter market disruption that affected the timing of placing redemption notices with the component funds which comprise the NCREIF Fund Index - Open End Diversified Core Equity which the Company seeks to track. This reduction in the number of Shares we are offering to purchase is being done to prudently manage cash flows of the Company for the benefit of all investors. We extended the Offer to comply with applicable laws and to ensure that security holders have sufficient time to consider the Offer on its revised terms and tender their Shares if they so choose.

When will the Offer expire, and may the Offer be extended?

•	The Offer will expire at 11:59 PM, Eastern Time, on December 30, 2022 unless extended. We may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than 9:00 AM, Eastern Time, on the next business day after the Offer otherwise would have expired. See Section 14.

How do I tender my Shares?

•	If you own Shares that are registered in your name, you should obtain the Offer, which consists of the Offer to Purchase, as amended by this Supplement, the related Amended Letter of Transmittal and any amendments or supplements thereto. Once you receive these materials, you should read them, and if you should decide to tender, complete an Amended Letter of Transmittal and submit any other documents required by the Amended Letter of Transmittal. These materials must be received by at the address listed on page 8 of the Original Offer to Purchase, in proper form, before 11:59 PM, Eastern Time, on December 30, 2022 (unless the Offer is further extended by us, in which case the new deadline will be as stated in the public announcement of the extension). Please note that you must allow for 48 hours of processing by us inclusive of meeting the deadline above. If your Shares are held by a broker, dealer, commercial bank, trust company or other nominee (e.g., in “street name”), you should contact that firm to obtain the package of information necessary to make your decision, and you can only tender your Shares by directing that firm to complete, compile and deliver the necessary documents for submission to the Company by 11:59 PM, Eastern Time, on December 30, 2022 (or if the Offer is extended, the expiration date as extended). See Section 4.

If I previously tendered my Shares and I do not wish to withdraw those Shares, do I need to do anything further?

•	No. If you have previously tendered your Shares, and you do not wish to withdraw the tender of those Shares or increase the number of Shares tendered, you do not need to take any further action in response to this Supplement.

If I previously tendered my Shares and I wish to increase the number of Shares tendered, what do I need to do?

•	If you have previously tendered your Shares and you wish to increase the number of Shares tendered, please submit an Amended Letter of Transmittal (which will supersede your original Letter of Transmittal) containing your new instructions in accordance with the procedures set forth in Section 4 or, if your Shares are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee, follow the procedures given to you by such nominee or contact such nominee and request that your prior instructions with respect to your tendered Shares be changed. See Section 4

May I withdraw my Shares after I have tendered them or if I previously tendered my Shares and, if so, by when?

•	Yes, you may withdraw your Shares at any time prior to the expiration of the Offer (including any extension period) by submitting a Notice of Tender Cancellation to us at the address listed on page 3 of the Original Offer to Purchase. In addition, you may withdraw your tendered Shares any time after January 20, 2023 (which is 40 business days after the commencement of the Offer), if they have not been accepted for payment by that date. See Section 5.

Is there a limit on the number of Shares I may tender?

•	No. However, we are limiting the aggregate number of Shares to be repurchased from all stockholders to 23,495 Shares, representing 1% of our outstanding Shares. The Purchase Price and number of Shares purchased pursuant to this Offer is based on the NAV per Share as of September 30, 2022, which includes the issuance of the distribution to shareholders on October 3, 2022.

AMENDMENTS TO THE ORIGINAL OFFER TO PURCHASE

1.	Section 1 – Purchase Price; Number of Shares; Expiration Date.

(a)	The first paragraph under the heading “Purchase Price; Number of Shares; Expiration Date” in the Original Offer to Purchase is amended and restated as follows:

IDR Core Property Index Fund Ltd., an externally managed, non-diversified, closed-end management investment company incorporated in Maryland, is offering to purchase up to 23,405 Shares, representing 1% of our outstanding Shares, at $12.5718 per Share. The number of Shares purchased pursuant to this Offer is based on the NAV per Share as of September 30, 2022 of $12.5718 per Share, which includes the issuance of the distribution to shareholders on October 3, 2022. At the discretion of the Company’s Board of Directors (the “Board”), the Company may use cash on hand, cash available from borrowings and cash from the sale of investments as of the end of the applicable period to repurchase shares. The purpose of the Offer is to provide stockholders with a measure of liquidity since there is no public market for our Shares. See Section 2 below.

(b)	The fifth and sixth paragraphs under the heading “Purchase Price; Number of Shares; Expiration Date” in the Original Offer to Purchase are amended and restated as follows:

As of September 30, 2022 there were 2,349,535 Shares issued and outstanding, and there were 125 holders of record of our Shares. Of these Shares, we are offering to repurchase up to 23,495 Shares, representing 1% of our outstanding Shares, at a Purchase Price of $12.5718 per Share, our NAV per Share as of September 30, 2022, which includes the issuance of the distribution to shareholders on October 3, 2022.

The Offer will remain open until 11:59 PM, Eastern Time, on December 30, 2022 (the “Expiration Date”), unless and until we, in our discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer remains open, the term “Expiration Date” will refer to the latest time and date at which the Offer expires. See Section 14 below for a description of our rights to extend, delay, terminate and/or amend the Offer.

2.	Section 7 – Source and Amount of Funds

(a)	Section 7 under the heading “Source and Amount of Funds” in the Original Offer to Purchase is amended and restated as follows:

As discussed in Section 1, we are offering to purchase 23,495 Shares, representing 1% of our outstanding Shares, at $12.5718 per Share. At the discretion of the Board, we may use cash on hand, cash available from borrowings and cash from the sale of investments as of the end of the applicable period to repurchase shares.

3.	Section 12 – Additional Information

(a)	The first paragraph of Section 12 under the heading “Additional Information” in the Original Offer to Purchase is amended and restated as follows:

Information concerning our business, including our background, strategy, business, investment portfolio, competition, and personnel, as well as our financial information, is included in:

•	our PPM, as filed with the SEC on August 2, 2019 and as supplemented and amended, pursuant to Rule 497 promulgated under the Securities Act of 1933, as amended (the “Securities Act”); and

•	our Annual Report on Form N-CSR for the year ended June 30, 2022, as filed with the SEC on September 7, 2022; and

•	our Semi-Annual Report on Form N-CSRS for the period ended December 31, 2021, as filed with the SEC on March 7, 2022.

4.	General Amendments

(a)	All references to the number of Shares we are offering to purchase in the Original Offer to Purchase shall now mean up to 23,495 Shares.

(b)	All references to the Expiration Date in the Original Offer to Purchase shall now mean 11:59 PM, Eastern Time, on December 30, 2022, unless the Offer is further extended or withdrawn.

(c)	All references to the Letter of Transmittal in the Original Offer of Purchase shall now be deemed to include the Amended Letter of Transmittal delivered herewith.

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Except as otherwise set forth in this Supplement, the terms and conditions set forth in the Original Offer to Purchase and the Amended Letter of Transmittal are applicable in all respects to the Offer. The information set forth above should be read in conjunction with the Original Offer to Purchase and the Amended Letter of Transmittal. Section references used in this Supplement refer to the sections of the Original Offer to Purchase, as amended by this Supplement and as may be further amended or supplemented from time to time. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Original Offer to Purchase.

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